Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the information contained in our Consolidated Financial Statements and related notes included in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) on August 15, 2011. This discussion contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those discussed in the forward-looking statements as a result of numerous factor. The forward looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward looking statements.

GENERAL

When we use the terms “we,” “us,” “our” or similar words in this discussion, unless the context otherwise requires, we are referring to LyondellBasell Industries N.V. and its consolidated subsidiaries. We also refer to the Company as “LyondellBasell N.V.,” the “Successor Company,” and the “Successor.”

In addition to comparisons of our operating results with the same period in the prior year, we have included, as additional disclosure, certain “trailing quarter” comparisons of fourth quarter 2010 operating results to third quarter 2010 operating results. Our businesses are highly cyclical, in addition to experiencing some less significant seasonal effects. Trailing quarter comparisons may offer important insight into current business direction.

References to industry benchmark prices or costs, including the weighted average cost of ethylene production, are generally to industry prices and costs reported by CMAI, except that references to industry benchmarks for refining and oxyfuels market margins are to industry prices reported by Platts, a reporting service of The McGraw-Hill Companies and crude oil and natural gas benchmark price references are to Bloomberg.

OVERVIEW

Our performance is driven by, among other things, global economic conditions generally and their impact on demand for our products, raw material and energy prices, and industry-specific issues, such as production capacity. Our businesses are subject to the cyclicality and volatility seen in the chemicals and refining industries generally.

EMERGENCE FROM CHAPTER 11 PROCEEDINGS

Bankruptcy Filing — On January 6, 2009, certain of LyondellBasell AF’s U.S. subsidiaries and one of its European holding companies, Basell Germany Holdings GmbH (“Germany Holdings” and collectively, the “Initial Debtors”) filed voluntary petitions for relief under chapter 11 of the U.S. Bankruptcy Code. In addition, voluntary petitions for relief under chapter 11 of the U.S. Bankruptcy Code were filed by LyondellBasell AF and its General Partner, LyondellBasell AF GP S.à.r.l. on April 24, 2009 and by thirteen additional U.S. subsidiaries on May 8, 2009 (collectively with the Initial Debtors, the “Debtors”). All 94 of these cases (the “Bankruptcy Cases”) were jointly administered under the caption “In re Lyondell Chemical Company, et al,” and the Debtors operated their businesses and managed their properties as “debtors-in-possession” under the jurisdiction of the U.S. Bankruptcy Court and in accordance with the applicable provisions of the U.S. Bankruptcy Code and orders of the U.S. Bankruptcy Court.

On April 23, 2010, the U.S. Bankruptcy Court confirmed LyondellBasell AF’s Third Amended and Restated Plan of Reorganization and the Debtors emerged from chapter 11 protection on April 30, 2010 (the “Emergence Date”). As a result of the emergence from chapter 11 proceedings, certain prepetition liabilities against the Debtors were discharged to the extent set forth in the Plan of Reorganization and otherwise applicable law and the Debtors made distributions to their creditors in accordance with the terms of the Plan of Reorganization.

Plan of Reorganization — LyondellBasell N.V. became the successor parent holding company for the subsidiaries of LyondellBasell AF after completion of the Bankruptcy Cases. LyondellBasell N.V. is a company with limited liability (Naamloze Vennootschap) incorporated under Dutch law by deed of incorporation dated October 15, 2009. LyondellBasell AF, which was the predecessor parent holding company, is no longer part of the consolidated LyondellBasell group subsequent to the Emergence Date.

Under the Plan of Reorganization, the organizational structure of the Company in North America was simplified by the removal of 90 legal entities. The ultimate ownership of 49 of these entities (identified as Schedule III Debtors in the Plan of Reorganization) was transferred to a new owner, the Millennium Custodial Trust, a trust established for the benefit of certain creditors, and these entities are no longer part of LyondellBasell N.V. In addition, certain real properties owned by the Debtors, including the Schedule III Debtors, were transferred to the Environmental Custodial Trust, which now owns and is responsible for these properties. Any associated liabilities of the entities transferred to and owned by the Millennium Custodial Trust are the responsibility of those entities and claims regarding those entities will be resolved solely using their assets and the assets of the trust. In total, $250 million of cash was used to fund the two trusts, including approximately $80 million for the Millennium Custodial Trust and approximately $170 million for the Environmental Custodial Trust and to make certain direct payments to the Environmental Protection Agency and certain state environmental agencies.

Pursuant to the Plan of Reorganization, administrative and priority claims, as well as the new money debtor-in-possession (“DIP”) financing that had been incurred during the bankruptcy proceedings were repaid in full. The lenders of certain DIP loans representing a dollar-for-dollar roll-up or conversion of previously outstanding senior secured loans (“DIP Roll-up Notes”) received Senior Secured 11% Notes in the same principal amount as the DIP Roll-up Notes. Holders of senior secured claims received a combination of LyondellBasell N.V. class A ordinary shares; rights to purchase class B ordinary shares of LyondellBasell N.V.; LyondellBasell N.V. warrants to purchase class A ordinary shares; and cash in exchange for their claims. Pursuant to the Amended Lender Litigation Settlement approved by the U.S. Bankruptcy Court on March 11, 2010, allowed general unsecured claims received a combination of cash and class A ordinary shares of LyondellBasell N.V.

See “Liquidity and Capital Resources” below for a discussion of the emergence financing.

Tax Impact of Reorganization — Under the Plan of Reorganization, LyondellBasell AF’s pre-petition debt securities, revolving credit facility and other obligations were extinguished. Absent an exception, a debtor recognizes cancellation of indebtedness income (“CODI”) upon discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price. The Internal Revenue Code of 1986, as amended (“IRC”), provides that a debtor in a bankruptcy case may exclude CODI from income, but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is the adjusted issue price of any indebtedness discharged less the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness issued and (iii) the fair market value of any other consideration, including equity, issued. As a result of the market value of our equity on the Emergence Date, the estimated amount of CODI exceeded the estimated amount of its tax attributes by approximately $7,433 million. The actual reduction in tax attributes does not occur until the first day of the subsequent tax year, or January 1, 2011.

As a result of tax attribute reduction, we do not expect to retain any U.S. net operating loss carryforwards, alternative minimum tax credits or capital loss carryforwards. In addition, we expect that a substantial amount of our tax basis in depreciable assets will be eliminated. Accordingly, it is expected that our liability for U.S. income taxes in future periods will reflect these adjustments and our estimated cash tax liabilities for the years following 2010 will be significantly higher than in 2009 or 2010. This situation may be somewhat postponed by the temporary bonus depreciation provisions contained in the Job Creation Act of 2010, which allows current year expensing for certain qualified acquisitions. As a result of certain prior year limitations on the deductibility of our interest expense in the U.S., we did retain approximately $2,500 million of interest carryforwards which are available to offset future taxable income, subject to certain limitations.

The Company recorded its adjusted taxes in fresh-start accounting without adjustment for estimated changes of tax attributes that could occur from May 1, 2010 to January 1, 2011, the date of actual reduction of tax attributes. Any adjustment to our tax attributes as a result of events or transactions that occurred during the period from May 1, 2010 to December 31, 2010 is reflected in the earnings of the Successor Company.

IRC Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its tax attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership. The emergence from chapter 11 proceedings is considered a change in ownership for purposes of IRC Section 382. The limitation under the IRC is based on the value of the corporation as of the Emergence Date. We do not expect that the application of these limitations will have a material affect upon our U.S. federal income tax liabilities. Germany has similar provisions that preclude the use of certain tax attributes generated prior to a change of control. As of the Emergence Date, the Company had tax benefits associated with excess interest expense carryforwards of $16 million in Germany that were eliminated as a result of the emergence. The reversal of tax benefits associated with the loss of these carryforwards is reflected in the Predecessor period.

Our current and future provisions for income taxes are significantly impacted by the initial recognition of, and changes in, valuation allowances in certain countries and are dependent upon future earnings and earnings sustainability in those jurisdictions. Consequently, our effective tax rate of 10.1% in the Successor period is not indicative of future effective tax rates.

Financial Information — Following the completion of the Bankruptcy Cases, LyondellBasell AF’s equity interests in its indirect subsidiaries terminated and LyondellBasell N.V., the successor holding company, now owns and operates, directly and indirectly, substantially the same business owned and operated by LyondellBasell AF prior to emergence from bankruptcy. For accounting purposes, the operations of LyondellBasell AF are deemed to have ceased on April 30, 2010 and LyondellBasell N.V. is deemed to have begun operations on that date. Effective May 1, 2010, we adopted fresh-start accounting. References in the following discussions to the “Company” for periods prior to April 30, 2010, the Emergence Date, are to the Predecessor Company and, for periods after the Emergence Date, to the Successor Company.

The accompanying consolidated financial statements present separately the period prior to April 30, 2010 and the period after emergence from bankruptcy to recognize the application of fresh-start accounting. Management believes that combining the Successor and Predecessor periods for the year ended December 31, 2010, which is a non-GAAP presentation, provides a more meaningful comparison of the 2010, 2009 and 2008 results of operations and cash flows when considered with the effects of fresh-start accounting described below. As a result, we have combined the periods in our discussion to enable a more meaningful analysis of year over year results. The effects of fresh-start accounting are specifically addressed throughout the discussion to ensure a proper analysis. References in the following discussion to results for the year ended December 31, 2010 are to the combined Successor and Predecessor periods unless otherwise specifically described as Successor or Predecessor.

The primary impacts of our reorganization pursuant to the Plan of Reorganization and the adoption of fresh-start accounting on our results of operations are as follows:

Inventory — We adopted the last in, first out (“LIFO”) method of accounting for inventory upon implementation of fresh-start accounting. Prior to the emergence from bankruptcy, LyondellBasell AF used both the first in, first out (“FIFO”) and LIFO methods of accounting to determine inventory cost. For purposes of evaluating segment results, management reviewed operating results for LyondellBasell AF determined using current cost, which approximates results using the LIFO method of accounting for inventory. Subsequent to the Emergence Date, our operating results are reviewed using the LIFO method of accounting for inventory. While determining the impact of the adoption of LIFO on predecessor periods is not practicable, we believe that the current cost method used by the Predecessor for segment reporting is similar to LIFO and the current cost method would have resulted in a decrease of cost of sales of $29 million and $199 million for the twelve months ended December 31, 2009 and four months ended April 30, 2010, respectively.

In addition, on April 30, 2010, pursuant to ASC Topic 852, Reorganizations, we recorded inventory at fair value. The increase in inventory of $1,297 million was primarily in the U.S. and was largely driven by the price of crude oil. The decline of the per barrel benchmark price of crude oil from $86.15 at April 30, 2010 to $75.63 at June 30, 2010 contributed to a $333 million lower of cost or market charge in the second quarter 2010, primarily to our raw materials and finished goods inventory. In the third quarter 2010, lower market prices, primarily for polypropylene, resulted in an additional $32 million lower of cost or market charge to adjust the value of our finished goods inventory to market. During the fourth quarter 2010, we recorded a $323 million non-cash credit to reflect the market price recovery of WTI crude oil, substantially offsetting the second quarter 2010 lower of cost or market adjustment to our raw materials inventory. The effect of these adjustments to the value of our inventory is reflected in cost of sales for the Successor period.

Depreciation and amortization expense — Depreciation and amortization expense is lower in the Successor period as a result of our revaluation of assets for fresh-start accounting. For additional information on the revaluation of assets, see Note 4 to the LyondellBasell N.V. Consolidated Financial Statements for the year ended December 31, 2010. Depreciation and amortization as reported for all periods presented is as follows:

	Successor	Predecessor
	May 1	January 1	Twelve Months
	through	through	Ended
	December 31,	April 30,	December 31,
	2010	2010	2009	2008
Millions of dollars
Cost of sales:
Depreciation	$394	$464	$1,412	$1,493
Amortization	142	75	293	356
Research and development expenses:
Depreciation	11	8	24	23
Selling, general and administrative expenses:
Depreciation	11	18	45	39

	$558	$565	$1,774	$1,911

Interest expense — Lower interest expense in the Successor period was largely driven by the discharge or repayment of debt, upon which interest was accruing during the bankruptcy, through the Company’s reorganization on April 30, 2010 pursuant to the Plan of Reorganization, partially offset by interest expense on the new debt incurred as part of the emergence from bankruptcy.

	Successor	Predecessor
	May 1	January 1
	through	through	Twelve Months
	December 31,	April 30,	Ended December 31,
	2010	2010	2009	2008
Millions of dollars
Interest expense	$545	$713	$1,795	$2,476

Overview of Results of Operations

2010 Versus 2009 — Global market conditions in 2010 improved from the weak conditions experienced throughout most of 2009 as demand in the durable goods sector, particularly the automotive markets, was higher than in 2009. As a result, demand and operating rates were higher in 2010 than in 2009. In addition, certain of our business segments benefited from planned and unplanned competitor operating disruptions, particularly during the second quarter 2010.

Excluding the impacts of fresh-start accounting discussed above in “— Emergence from Chapter 11 Proceedings,” operating results in 2010 generally reflected higher product margins and higher sales volumes compared to 2009. Reliable operations and the effect of industry supply disruptions resulted in higher product margins and higher sales volumes in the O&P-Americas business segment. Higher operating results in the O&P-EAI and the I&D businesses were primarily a reflection of higher sales volumes and higher product margins due to improvement in the durable goods markets, especially the automotive market. The Refining and Oxyfuels business segment results were higher in 2010 primarily due to higher refining margins at the Houston refinery. Lower licensing revenue contributed to lower results in the Technology segment.

2009 Versus 2008 — Although global market conditions in 2009 improved compared to late 2008, compared to the full year 2008, market conditions in 2009 were significantly weaker. Demand was particularly weak in durable goods market sectors, including housing and automotive markets. Similarly, while industry operating rates and sales volumes improved during the course of 2009 compared to late 2008, for the full year 2009, they were below the levels experienced for the full year 2008, despite the significant decline in business activity late in 2008.

Refining margins were significantly lower in 2009 as a result of weak demand for distillates, such as diesel and heating oil. Heavy crude oil refining margins were also negatively affected by a contraction in the differential between the price of light and heavy crude oil. After peaking at a record-setting level in mid-2008, prices for crude oil and NGLs on average were significantly lower in 2009. In 2009, chemical product margins also generally declined because of the weaker pricing environment and lower average sales prices. An exception was the

U.S. polyethylene market, which experienced strong export demand and higher product margins during the latter half of 2009.

LyondellBasell AF’s underlying operating results in 2009, compared to 2008, primarily reflected the negative effects of significantly lower product margins and sales volumes. These were partly offset by the benefits of lower fixed costs, strong margins for LyondellBasell AF’s propylene oxide and advanced polyolefin products and higher U.S. polyethylene margins. A substantial portion of the lower product margins was due to refining operations, while the lower sales volumes were concentrated in the base chemicals and polymers products and reflected the weakness in demand. The lower fixed costs resulted from LyondellBasell AF’s aggressive cost reduction program.

Net income in 2009 also reflected charges related to LyondellBasell AF’s planned reorganization under chapter 11, including professional fees, write offs of plant asset values, contract rejection claims, employee severance costs and other costs associated with the chapter 11 proceedings and plant closures. For a detailed description of reorganization charges, see “Results of Operations” below.

Net income in 2008 included charges for asset impairments, reflecting declines in the value of inventory, goodwill and other intangible assets, as markets weakened and product sales prices and margins declined significantly at the end of 2008.

Results of operations for the Successor and Predecessor periods discussed in these “Results of Operations” are presented in the table below.

	Successor	Predecessor
	May 1	January 1	For the Twelve
	through	through	Months Ended
	December 31,	April 30,	December 31,
	2010	2010	2009	2008
Millions of dollars
Sales and other operating revenues	$27,684	$13,467	$30,828	$50,706
Cost of sales	24,697	12,405	29,372	48,780
Inventory valuation adjustment	42	—	127	1,256
Impairments	28	9	17	5,207
Selling, general and administrative expenses	564	308	850	1,197
Research and development expenses	99	55	145	194

Operating income (loss)	2,254	690	317	(5,928)
Interest expense	(545)	(713)	(1,795)	(2,476)
Interest income	17	5	18	69
Other income (expense), net	(103)	(263)	319	106
Income (loss) from equity investments	86	84	(181)	38
Reorganization items	(23)	7,388	(2,961)	—
Provision for (benefit from) income taxes	170	(1,315)	(1,411)	(848)
Income (loss) from discontinued operations, net of tax	64	(2)	1	15

Net income (loss)	$1,580	$8,504	$(2,871)	$(7,328)

Segment operating results discussed below are reviewed for the Successor period using the LIFO method of accounting for inventory and were reviewed for the Predecessor periods on a current cost basis.

RESULTS OF OPERATIONS

Revenues — We had revenues of $41,151 million in 2010, $30,828 million in 2009 and $50,706 million in 2008. Higher average product sales prices were responsible for nearly all of the 33% revenue increase in 2010. A slight 1% increase in revenues resulting from the effect of higher sales volumes in 2010 compared to 2009 was mostly offset by lower licensing revenue in the Technology business segment. Higher crude-oil and natural gas prices also contributed to the increase in average sales prices in 2010.

The $19,878 million decrease in 2009 compared to 2008 reflected the effect of significantly lower sales prices and sales volumes due to lower crude oil and natural gas prices and weaker demand. Lower average product sales prices and lower sales volumes were respectively responsible for 36% and 3% decreases in revenue in 2009 compared to 2008.

Cost of Sales — Cost of sales were $37,102 million in 2010, $29,372 million in 2009 and $48,780 million in 2008.

The $7,730 million increase in cost of sales in 2010 was primarily due to higher raw material costs, which reflect the effects of higher crude oil and natural gas liquids-based raw material prices, as well as the effect of higher sales volumes. Cost of sales in the Successor period included a $64 million charge related to a change in estimate related to a dispute over environmental liability. Lower depreciation and amortization expense of $630 million due to the $7,474 million write-down of Property, plant, and equipment associated with the revaluation of our assets in fresh-start accounting partially offset the higher costs in the Successor Period. The Predecessor period in 2010 included a charge of $23 million for plant closure and other costs related to a polypropylene plant in Terni, Italy.

The $19,408 million decrease in 2009 compared to 2008 was primarily due to lower market prices for crude oil, crude oil-based and natural gas liquids raw materials, lower fixed and variable costs, and lower sales volumes and operating rates, reflecting the weak demand.

Inventory Valuation Adjustment — The Company had non-cash inventory valuation adjustments of $42 million, $127 million and $1,256 million in the 2010 Successor period, 2009 and 2008, respectively. We recorded non-cash charges in the 2010 Successor period totaling $365 million to adjust the value of our raw materials and finished goods inventory to market as of June 30, 2010 and September 30, 2010. As discussed above, these lower of cost or market charges were the result of the decline in the per barrel benchmark price of crude oil from the Emergence Date to June 30, 2010 and lower market prices for certain products, primarily polypropylene. A non-cash credit of $323 million recorded in the fourth quarter 2010 to reflect the recovery of market price substantially offset the lower of cost or market adjustment related to our raw materials inventory. In 2009 and 2008, the Company recorded charges of $127 million and $1,256 million, respectively, to adjust the value of its inventory to market, which was lower than the carrying value on December 31, 2009 and 2008.

Impairments — Impairments of $37 million, $17 million and $5,207 million were recognized by the Company in 2010, 2009 and 2008, respectively. In the 2010 Successor period, we recognized $28 million of impairment charges, including a charge of $25 million related to impairment of the carrying value of assets at the Berre refinery. Capital spending required for the operation of the Berre refinery will continue to be impaired until such time as the discounted cash flow projections for the Berre refinery are sufficient to recover the asset’s carrying amount. In 2008, the Company recognized charges of $4,982 million for impairment of goodwill related to the December 20, 2007 acquisition of Lyondell Chemical and $225 million primarily related to the carrying value of its Berre refinery.

SG&A Expenses — Selling, general and administrative (“SG&A”) expenses were $872 million in 2010, $850 million in 2009 and $1,197 million in 2008. The $347 million decrease in 2009 compared to 2008 was primarily the result of LyondellBasell AF’s 2009 cost reduction program, and a favorable effect from changes in currency exchange rates. Currency exchange rates had a favorable effect on costs of non-U.S. operations as the U.S. dollar strengthened versus the Euro in 2009 compared to 2008. SG&A expenses in 2008 included $564 million of Lyondell Chemical and Berre refinery SG&A expense following their acquisitions by LyondellBasell AF on December 20, 2007 and April 1, 2008, respectively.

Operating Income (Loss) — The Company had operating income of $2,944 million and $317 million in 2010 and 2009, respectively, and an operating loss of $5,928 million in 2008. The results of our underlying operations improved in 2010, compared to 2009, reflecting higher product margins and the effect of higher sales volumes as demand increased due to improved global market conditions, particularly in the first half of the year compared to the same periods in 2009 when demand was very weak. Operating results in the 2010 Successor period benefited from lower depreciation and amortization expense of $651 million primarily due to the $7,474 million write-down of Property, plant, and equipment associated with the revaluation of our assets in fresh-start accounting. Operating results in the 2010 Successor period also included the negative impact of the $64 million non-cash charge related to a dispute over environmental liability.

Results in 2009 compared to 2008 reflected the benefits of the Company’s cost reduction program, offset by the unfavorable effects of lower product margins, sales volumes, and currency exchange rates on non-U.S. operating income. Results in 2008 were impacted by charges of $4,982 million and $225 million, respectively, for impairment of goodwill related to the December 20, 2007 acquisition of Lyondell Chemical and the carrying value of the Berre refinery; and a charge of $1,256 million to adjust inventory to market value.

Operating results for each of our business segments are reviewed further in the “Segment Analysis” section below.

Interest Expense — Interest expense was $1,258 million in 2010, $1,795 million in 2009 and $2,476 million in 2008. Interest expense was $537 million lower in 2010 compared to 2009, primarily due to the repayment or discharge of debt on the Emergence Date in accordance with the Plan of Reorganization, upon which interest was accruing during the bankruptcy, and the repayment of $1,233 million of debt in the fourth quarter 2010. This decrease in interest expense was partially offset by interest expense on the debt incurred as part of the emergence financing (see Note 15 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010) and $26 million of charges related to the prepayment of $769 million of debt in December 2010. The prepayment of debt included $275 million of our 8% senior secured notes and $494 million of the senior secured term loan facility in December 2010. We also repaid $464 million under the accounts receivable securitization facility and accounts receivable factoring agreement during October and November of 2010. Interest expense in 2009 was lower, compared to 2008, primarily due to various debt instruments becoming subject to compromise as a result of the chapter 11 filing. Contractual interest expense for the Predecessor periods was $2,720 million for 2009 and $2,476 million for 2008.

Other Income (Expense), net — The Company had other expense, net, of $366 million in 2010 and other income, net, of $319 million and $106 million in 2009 and 2008, respectively. Other expense, net, in 2010 included the negative effect of the fair value adjustment of the warrants to purchase our shares of $114 million and foreign exchange losses of $240 million. In 2009 and 2008, the Company recognized involuntary conversion gains of $120 million and $79 million, respectively, representing partial insurance settlements of outstanding insurance claims related to damages sustained in 2005 at the polymers plant in Münchsmünster, Germany, and foreign exchange gains of $123 million and $20 million, respectively, as a result of changes in currency exchange rates. Other income, net, in 2009 also included benefits totaling $72 million resulting from indemnification payments received from previous plant owners for employee benefit and environmental remediation costs related to plant closures and a $15 million gain related to settlement of a U.K. pension claim. The foreign exchange loss of $240 million in 2010 and gain of $123 million in 2009 were primarily the result of the revaluation of third party debt of certain of the Company’s subsidiaries due to changes in the foreign exchange rates in effect during those periods. Such debt was denominated in currencies other than the functional currencies of the subsidiaries and was refinanced upon emergence from bankruptcy.

Income (Loss) from Equity Investments — The Company had income from equity investments totaling $170 million in 2010, a loss from equity investments of $181 million in 2009 and income from equity investments of $38 million in 2008. The loss from equity investments in 2009 included a $228 million charge for impairment of the carrying value of the Company’s investments in certain joint ventures. Income from equity investments in 2010 benefited from the operations of our Saudi Ethylene & Polyethylene Company Ltd. joint venture, which commenced operations in June 2009, and from a new polypropylene plant operated by our HMC Polymers Company Ltd. joint venture that commenced operations in October 2010.

Reorganization Items — The Company had income from reorganization items totaling $7,365 million in 2010 compared to reorganization expense of $2,961 million in 2009. Gains from reorganization items in 2010 included gains totaling $13,617 million related to settlement of liabilities subject to compromise, deconsolidation of entities upon emergence, adjustments related to rejected contracts, and a reduction of environmental remediation liabilities. These gains were partially offset by a charge of $6,278 million related to the changes in net assets resulting from the application of fresh-start accounting and by several one-time emergence costs, including the success and other fees earned by certain professionals upon the Company’s emergence from bankruptcy, damages related to the rejection of executory contracts and plant closure costs. Reorganization items expense in the 2010 Successor period is primarily related to professional fees. The 2009 period included charges for the write off of assets associated with a lease rejection; damage claims related to certain executory contracts; the net write off of unamortized debt issuance costs, premiums and discounts; environmental liabilities; professional fees associated with the chapter 11 proceedings; shutdown costs related primarily to the shutdown of its olefins plant at Chocolate Bayou, Texas and the long-term idling of its ethylene glycol facility in Beaumont, Texas; as well as employee severance and other costs.

For additional information on reorganization items, see Note 3 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010.

Income Tax — In the eight months ended December 31, 2010, the Successor recorded a tax provision of $170 million, representing an effective tax rate of 10.1% on pre-tax income of $1,686 million. In the four months ended April 30, 2010, the Predecessor recorded a tax benefit of $1,315 million, representing a negative effective tax rate of 18.3% on pre-tax income of $7,191 million. During 2009, the Predecessor recorded a tax benefit of $1,411 million, representing an effective tax rate of 32.9% on a pre-tax loss of $4,283 million. The provision for the 2010 Successor period differs from the statutory rate primarily due to the adjustment of various chapter 11 tax-related assets, the release of certain valuation allowances against our net operating loss carryforwards in the fourth quarter 2010, due to improved business results and the completion of a reorganization of our French subsidiaries. The tax provision for the 2010 Predecessor period differs from the statutory rate primarily because a significant portion of the pre-tax gain from the discharge of pre-petition liabilities, which was partially offset by restructuring charges for which no tax benefit was provided. The tax benefit recorded for 2009 was lower than the statutory rate primarily due to restructuring costs for which no tax benefit was provided. During 2008, LyondellBasell AF had a tax benefit of $848 million on a pretax loss of $8,191 million. The effective income tax rate of 10.4% in 2008 primarily reflected the effect of goodwill impairment charges, which are not deductible for tax purposes and the provision of valuation allowances in jurisdictions where future tax benefits are not expected to be realized.

Income (Loss) from Continuing Operations — Income from continuing operations was $10,022 million in 2010 and losses from continuing operations were $2,872 million in 2009 and $7,343 million in 2008. The following table summarizes the major components contributing to the income (loss) from continuing operations:

	Successor	Predecessor
	May 1	January 1
	through	through	For the Twelve Months Ended
	December 31,	April 30,	December 31,
	2010	2010	2009	2008
Millions of dollars
Operating income (loss)	$2,254	$690	$317	$(5,928)
Interest expense, net	(528)	(708)	(1,777)	(2,407)
Other income (expense), net	(103)	(263)	319	106
Income (loss) from equity investments	86	84	(181)	38
Reorganization items	(23)	7,388	(2,961)	—
Provision for (benefit from) income taxes	170	(1,315)	(1,411)	(848)

Net income (loss) from continuing operations	$1,516	$8,506	$(2,872)	$(7,343)

In 2009, the loss from equity investments for the O&P — EAI segment included charges of $228 million for impairment of the carrying value of the Company’s equity investments in certain joint ventures (see Note 13 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010).

The table below summarizes some of the items of special note with regards to our income (loss) from continuing operations for the periods shown:

	Successor	Predecessor
	May 1	January 1
	through	through	For the Twelve Months
	December 31,	April 30,	Ended December 31,
	2010	2010	2009	2008
Millions of dollars
Pretax charges (benefits):
Impairments	$28	$9	$245	$5,207
Reorganization items	23	(7,388)	2,961	—
Warrants — fair value adjustment	114	—	—	—
Charge related to dispute over environmental liability	64	—	—	—
Charges and premiums related to repayment of debt	26	—	—	—
Inventory valuation adjustments	42	—	127	1,256
Interest rate swap termination — Structured Financing Transaction	—	—	—	55
Hurricane costs	—	—	5	55
Gain related to insurance settlements	—	—	(120)	(79)
Provisions for uncollectible accounts receivable	12	7	18	47

Total pretax income effect	309	(7,372)	3,236	6,541
Tax effect of above items	(48)	(1,260)	(1,133)	(546)

Total	$261	$(8,632)	$2,103	$5,995

Impairments in 2009 include an adjustment related to prior periods which increased income from operations and net income for the three-month period ended December 31, 2009, by $65 million. The adjustment related to an overstatement of goodwill impairment in 2008.

Income (Loss) from Discontinued Operations, Net of Tax — The Company had income from discontinued operations of $64 million in the 2010 Successor period related to the sale of its Flavor and Fragrance chemicals business. The Company had a loss from discontinued operations in the 2010 Predecessor period of $2 million and income from discontinued operations of $1 million and $15 million, respectively, in 2009 and 2008 related to the sale of a toluene di-isocyanate business in September 2008.

Fourth Quarter 2010 versus Third Quarter 2010 — Net income was $766 million in the fourth quarter 2010 compared to $467 million in the third quarter 2010. The $299 million increase in net income was primarily attributable to the release of non-U.S. valuation allowances against net deferred tax assets in the fourth quarter 2010, a net benefit related to reorganization items attributable to events that occurred during the fourth quarter 2010 and the gain related to the sale of our Flavor and Fragrance chemicals business in December 2010, partially offset by lower operating results attributable to our O&P-EAI and Technology segments discussed below. The release of the non-U.S. valuation allowances was due to improved business results and the completion of a reorganization of our French subsidiaries.

Segment Analysis

Our operations are primarily in five reportable segments: O&P — Americas; O&P — EAI; I&D; Refining and Oxyfuels; and Technology. These operations comprise substantially the same businesses owned and operated by LyondellBasell AF prior to the Company’s emergence from bankruptcy. However, for accounting purposes, the operations of LyondellBasell AF are deemed to have ceased on April 30, 2010 and LyondellBasell N.V. is deemed to have begun operations on that date. The results of operations for the Successor are not comparable to the Predecessor due to adjustments made under fresh-start accounting as described in “Emergence from Chapter 11 Proceedings.” The impact of these items is addressed in the discussion of each segment’s results below.

The following tables reflect selected financial information for our reportable segments. Operating income (loss) for segment reporting is on a LIFO basis for the Successor and on a current cost basis for the Predecessor.

	Successor	Predecessor
	May 1	January 1	For the Twelve
	through	through	Months Ended
	December 31,	April 30,	December 31,
	2010	2010	2009	2008
Millions of dollars
Sales and other operating revenues:
O&P — Americas segment	$8,406	$4,183	$8,614	$16,412
O&P — EAI segment	8,729	4,105	9,401	13,489
I&D segment	3,754	1,820	3,778	6,218
Refining and Oxyfuels segment	10,321	4,748	12,078	18,362
Technology segment	365	145	543	583
Other, including intersegment eliminations	(3,891)	(1,534)	(3,586)	(4,358)

Total	$27,684	$13,467	$30,828	$50,706

Operating income (loss):
O&P — Americas segment	$1,043	$320	$169	$(1,355)
O&P — EAI segment	411	115	(2)	220
I&D segment	512	157	250	(1,915)
Refining and Oxyfuels segment	241	(99)	(357)	(2,378)
Technology segment	69	39	210	202
Other, including intersegment eliminations	(22)	(41)	18	(134)
Current cost adjustment	—	199	29	(568)

Total	$2,254	$690	$317	$(5,928)

Income (loss) from equity investments:
O&P — Americas segment	$16	$5	$7	$6
O&P — EAI segment	68	80	(172)	34
I&D segment	2	(1)	(16)	(2)

Total	$86	$84	$(181)	$38

Olefins and Polyolefins — Americas Segment

2010 Versus 2009 — Market demand in the U.S. for ethylene was higher in 2010 compared to 2009. As a result of higher industry operating rates compared to rates experienced during 2009, ethylene margins were higher as benchmark sales prices increased significantly more than the benchmark weighted average costs of ethylene production. Sales of polyolefins in 2010 were comparable to 2009 although producers favored domestic market sales over exports due to improved domestic demand.

The O&P — Americas segment operating results for 2010 primarily reflected strong demand and higher margins for ethylene due to improved economic conditions in 2010 and unplanned operating issues and turnarounds at competitor facilities in the first half of the year. Polypropylene results were also higher in 2010 compared to 2009 as domestic economic conditions improved. Demand for polyethylene in 2010 was comparable to 2009. Operating results for the Successor period reflected the impacts of the Company’s reorganization and fresh-start accounting, including a non-cash charge to adjust inventory to market value and the benefit of lower depreciation and amortization expense related to the write-down of segment assets (see “Results of Operations — Cost of Sales”). The net effect of these items contributed to the significantly improved results of operations in the 2010 Successor periods compared to the twelve months of 2009.

2009 Versus 2008 — While improving during the course of 2009, ethylene market demand in the U.S. remained weak, resulting in lower industry operating rates compared to rates in the 90% to 95% range during the first eight months of 2008. Ethylene margins contracted as benchmark sales prices decreased more than the benchmark weighted average cost of ethylene production. Polyolefins markets were weaker in 2009 compared to 2008 with the notable exception of U.S. polyethylene markets, which benefited from strong export demand during 2009.

The O&P — Americas segment operating results for 2009 primarily reflected the strong polyethylene (“PE”) export markets in 2009, lower olefins product margins and lower fixed costs. As a result of weak ethylene demand during late 2008 and the first half of 2009, LyondellBasell AF idled and subsequently shut down the Chocolate Bayou olefins plant, near Alvin, Texas. LyondellBasell AF also idled and subsequently restarted the La Porte, Texas olefins plant in January 2009. Strong PE export markets in 2009, benefited PE product margins and sales volumes. However, other polyolefins product markets were weaker and resulted in net lower sales volumes compared to 2008. As a result of LyondellBasell AF’s cost reduction program, fixed costs were significantly lower in 2009 compared to 2008.

In the third quarter 2008, operating results were negatively impacted by lost production at certain U.S. Gulf Coast plants due to the effects of a hurricane.

Ethylene Raw Materials — Benchmark crude oil and natural gas prices generally have been indicators of the level and direction of the movement of raw material and energy costs for ethylene and its co-products in the O&P — Americas segment. Ethylene and its co-products are produced from two major raw material groups:

•	crude oil-based liquids (“liquids” or “heavy liquids”), including naphtha, condensates, and gas oils, the prices of which are generally related to crude oil prices; and

•	NGLs, principally ethane and propane, the prices of which are generally affected by natural gas prices.

Although the prices of these raw materials are generally related to crude oil and natural gas prices, during specific periods the relationships among these materials and benchmarks may vary significantly.

In the U.S., we have a significant capability to shift the ratio of raw materials used in the production of ethylene and its co-products to take advantage of the relative costs of heavy liquids and NGLs.

In 2010, especially in the latter part of the year, production economics for the industry favored NGLs. As a result, we increased our use of NGLs and reduced liquids consumption at our U.S. plants. During 2010, approximately 70% of our U.S. ethylene production was produced from NGLs.

The following table shows the average U.S. benchmark prices for crude oil and natural gas for the applicable periods, as well as benchmark U.S. sales prices for ethylene and propylene, which we produce and sell or consume internally, and certain polyethylene and polypropylene products. The benchmark weighted average cost of ethylene production, which is reduced by co-product revenues, is based on CMAI’s estimated ratio of heavy liquid raw materials and NGLs used in U.S. ethylene production.

	Average Benchmark Price and Percent Change
	Versus Prior Year Period Average
	For the Twelve Months Ended December 31,			For the Twelve Months Ended December 31,
	2010	2009	Change	2009	2008	Change

Crude oil — dollars per barrel	79.58	62.09	28%	62.09	99.75	(38)%
Natural gas — dollars per million BTUs	4.48	3.78	19%	3.78	8.86	(57)%
United States — cents per pound
Weighted average cost of ethylene production	30.0	26.2	14%	26.2	45.4	(42)%
United States — cents per pound
Ethylene	45.9	33.9	35%	33.9	58.5	(42)%
Polyethylene (high density)	82.2	66.5	24%	66.5	86.4	(23)%
Propylene — polymer grade	59.6	37.9	57%	37.9	60.0	(37)%
Polypropylene	86.0	64.4	34%	64.4	87.6	(26)%

The following table sets forth the O&P — Americas segment’s sales and other operating revenues, operating income, income from equity investments and selected product sales volumes.

	Successor	Predecessor
	May 1	January 1	For the Twelve
	through	through	Months Ended
	December 31,	April 30,	December 31,
	2010	2010	2009	2008
Millions of dollars
Sales and other operating revenues	$8,406	$4,183	$8,614	$16,412
Operating income (loss)	1,043	320	169	(1,355)
Income from equity investments	16	5	7	6
Production Volumes, in millions of pounds
Ethylene	5,585	2,768	8,129	7,990
Propylene	1,998	1,019	2,913	3,975
Sales Volumes, in millions of pounds
Polypropylene	1,735	836	2,416	2,928
Polyethylene	3,704	1,765	5,472	5,256

Revenues — Revenues in 2010 increased by $3,975 million, or 46%, compared to 2009 primarily due to significantly higher overall average sales prices. The increases in average sales prices in the 2010 periods reflected an increase in demand resulting from improved economic conditions and the effect of constrained supply due to operating issues and turnarounds at competitor plants.

Revenues in 2009 decreased $7,798 million, or 48%, compared to 2008. Lower average product sales prices were responsible for a revenue decrease of 35% in 2009 compared to 2008, while net lower sale volumes were responsible for the remaining 12% decrease in revenues. Net lower 2009 sales volumes reflected the effect of lower sales volumes for polypropylene and ethylene and co-products, partly offset by higher sales volumes for polyethylene, which benefited from the strong U.S. export markets.

Operating Income (Loss) — Operating results for the O&P — Americas segment reflected an increase of $1,194 million in 2010 compared to 2009 and an increase of $1,524 million in 2009 compared to 2008. The underlying operations of the O&P — Americas segment in 2010 increased compared to 2009, primarily due to higher product margins for ethylene as higher average sales prices for ethylene and its co-products more than offset higher raw material costs. In addition, the effect of higher polypropylene sales volumes during 2010 partially offset the effect of higher utility, planned maintenance and other costs. Operating results for 2010 were impacted by a non-cash charge of $34 million to adjust inventory to market values. Lower depreciation and amortization expense of $204 million in 2010 compared to 2009 was primarily the result of our write-down of Property, plant, and equipment associated with the revaluation of our assets in fresh-start accounting.

Compared with 2008, the increase in the 2009 O&P — Americas operating results reflected the benefit of lower fixed costs, resulting from LyondellBasell AF’s cost reduction program, partially offset by net lower product margins and the effect of net lower sales volumes. Operating results for 2008 were negatively affected by the $120 million estimated impact of lost production due to Hurricane Ike, and related costs of $39 million, including a $7 million pretax charge for impairment of the carrying value of assets. Operating results for 2008 also included inventory valuation adjustments of $619 million and goodwill impairment charges of $624 million.

Fourth Quarter 2010 versus Third Quarter 2010 — The O&P — Americas segment had operating income of $446 million in the fourth quarter 2010 compared to $448 million in the third quarter 2010. Operating results in the fourth quarter 2010 included a non-cash benefit of $163 million related to inventory market price recovery in the fourth quarter 2010, which partially offsets the charges recorded in the second and third quarters of 2010 of $171 million and $26 million, respectively, to adjust inventory to market value after the Emergence Date. Excluding the non-cash inventory adjustment, the decline in fourth quarter 2010 operating results was primarily due to a combination of lower product margins for polyethylene and polypropylene, lower sales volumes, and higher fixed costs. Polyethylene and polypropylene product margins declined as the increases in feedstock prices outpaced the increases in average sales price. Product margins for ethylene were comparable in the third and fourth quarters of 2010. The decrease in sales volumes was primarily related to the effects of seasonality as well as planned and unplanned outages during the fourth quarter 2010. Fixed costs were higher in the fourth quarter 2010, compared to the third quarter 2010, primarily due to higher maintenance costs associated with the planned and unplanned outages and bonus expense.

Olefins and Polyolefins — Europe, Asia and International Segment

2010 Versus 2009 — Ethylene market demand in Europe was generally higher in 2010 compared to 2009 as planned and unplanned outages resulted in reduced supply and higher operating results in the second and third quarters of 2010. Ethylene margins expanded as benchmark average sales prices increased more than the benchmark weighted average cost of ethylene production. Global polyolefin markets also improved in 2010 compared to 2009. The improvement in polypropylene and LDPE reflected tight supply conditions amid planned and unplanned industry outages throughout 2010.

The O&P — EAI segment operating results for the 2010 periods reflected higher product margins for both olefins and polyolefins. Higher sales volumes for PP Compounds and polypropylene in 2010 compared to 2009, reflect higher demand, primarily from the automotive industry. Operating results for the Successor period also reflected the impacts of fresh-start accounting, including the benefit of lower depreciation and amortization expense related to the write-down of segment assets (see “Results of Operations-Cost of Sales”).

2009 Versus 2008 — While improving during the course of 2009, ethylene market demand in Europe remained weak, resulting in lower industry operating rates in the range of 75% to 80% compared to rates in the 85% to 90% range prior to the fourth quarter downturn in 2008. Ethylene margins contracted as benchmark sales prices decreased more than the benchmark weighted average cost of ethylene production. Global polyolefin markets were considerably weaker in 2009 compared to 2008. The general weakness in global polyolefin markets resulted in lower sales volumes, due to weaker demand, particularly in polypropylene, and lower product margins, as selling prices decreased significantly.

The O&P — EAI segment operating results for 2009 reflected the negative effects of significantly lower product margins compared to 2008 for olefins products, while polyolefin product results for 2009 reflected generally weaker global polyolefin markets, which resulted in lower sales volumes across all polyolefins product lines and net lower product margins compared to 2008. As a result of LyondellBasell AF’s cost reduction program, fixed costs were significantly lower in 2009, partly offsetting the negative effects of the weak markets.

Ethylene Raw Materials — In Europe, heavy liquids are the primary raw materials for our ethylene production.

The following table shows the average West Europe benchmark prices for Brent crude oil, a heavy liquid raw material, for the applicable periods, as well as benchmark West Europe prices for ethylene and propylene, which we produce and consume internally or purchase from unrelated suppliers, and certain polyethylene and polypropylene products.

	Average Benchmark Price and Percent Change
	Versus Prior Year Period Average
	For the Year Ended			For the Year Ended
	December 31,			December 31,
	2010	2009	Change	2009	2008	Change

Brent crude oil — dollars per barrel	80.80	68.30	18%	68.30	101.83	(33)%
Western Europe — €0.01 per pound
Weighted average cost of ethylene production	29.5	23.8	24%	23.8	28.2	(16)%
Ethylene	43.2	33.4	29%	33.4	50.0	(33)%
Polyethylene (HD)	52.5	42.9	22%	42.9	58.5	(27)%
Propylene	42.4	27.7	53%	27.7	43.6	(36)%
Polypropylene (homopolymer)	57.7	39.9	45%	39.9	54.2	(26)%
Average Exchange Rate — $US per €	1.3205	1.3972	(5)%	1.3972	1.4739	(5)%

The following table sets forth the O&P — EAI segment’s sales and other operating revenues, operating income, income from equity investments and selected product sales volumes.

	Successor	Predecessor
	May 1	January 1
	through	through	For the Twelve Months Ended
	December 31,	April 30,	December 31,
	2010	2010	2009	2008
Millions of dollars
Sales and other operating revenues	$8,729	$4,105	$9,401	$13,489
Operating income (loss)	411	115	(2)	220
Income (loss) from equity investments	68	80	(172)	34
Production Volumes, in millions of pounds
Ethylene	2,502	1,108	3,503	3,615
Propylene	1,572	661	2,149	2,135
Sales Volumes, in millions of pounds
Polyethylene	3,402	1,658	4,815	4,821
Polypropylene	4,906	2,117	6,156	7,023

Revenues — Revenues for 2010 increased $3,433 million, or 37%, compared to revenues for 2009, and revenues for 2009 decreased $4,088 million, or 30%, compared to revenues for 2008. Higher average product sales prices across most products, particularly ethylene, butadiene, polyethylene and polypropylene, were responsible for a 25% increase in 2010 revenues compared to 2009. The remaining 12% increase was due to the effect of higher sales volumes, particularly polypropylene, including Catalloy and PP Compounds.

Lower average product sales prices, which include the unfavorable effects of changes in currency exchange rates as the U.S. dollar was stronger in relation to the Euro in 2009 compared to 2008, were responsible for a 29% decrease in 2009 revenues compared to 2008. The remaining decrease in revenues was the result of lower 2009 polypropylene and ethylene co-product sales volumes, which were partly offset by higher sales volumes for polyethylene and ethylene products.

Operating Income (Loss) — Operating results for 2010 increased $528 million compared to 2009 and decreased $222 million for 2009 compared to 2008. The underlying operating results of our O&P — EAI business segment were higher in 2010 compared to 2009, primarily as a result of higher product margins for ethylene, butadiene, polypropylene and polyethylene, mainly LDPE. Fixed costs were also higher in 2010 compared to 2009, reflecting costs related to our maintenance program and the start up of the polymers plant in Münchsmünster, Germany. Operating results for 2010 were negatively impacted by a $35 million charge associated with a change in estimate related to a dispute that arose during the third quarter 2010 over an environmental indemnity. Lower depreciation and amortization expense of $62 million in 2010 compared to 2009 was primarily a result of our write-down of Property, plant and equipment associated with the revaluation of our assets in fresh-start accounting.

In 2009, the underlying operations of the O&P — EAI segment reflected significantly lower net product margins and lower sales volumes, primarily in Europe, offset by the benefit of lower fixed costs compared to 2008. The lower fixed costs were primarily a result of LyondellBasell AF’s cost reduction program.

Income (loss) from equity investments — Income from equity investments for the O&P — EAI segment increased $320 million in 2010 compared to 2009 and decreased $206 million from 2008 to 2009. We received dividends of $40 million from our equity investments during 2010. The decrease from 2008 to 2009 was primarily due to recognition of a $228 million after-tax impairment of the carrying value of LyondellBasell AF’s investment in certain joint ventures during 2009 as a result of weak current and projected market conditions. This loss was based on estimates of fair values developed in connection with LyondellBasell AF’s estimation of its reorganization enterprise value.

Fourth Quarter 2010 Versus Third Quarter 2010 — The O&P — EAI segment had operating income of $66 million in the fourth quarter 2010 compared to $231 million in the third quarter 2010. Underlying operating results reflected a decrease in the fourth quarter 2010, compared to the third quarter 2010, primarily due to lower product margins, particularly ethylene, and to a lesser extent, higher fixed costs and the effect of lower sales volumes. The lower product margins reflected higher raw material costs while the higher fixed costs resulted from higher costs related to our maintenance program. The decrease in product margins was amplified by the unfavorable effects of changes in currency exchange rates as the Euro weakened against the U.S. dollar in the fourth quarter compared to the third quarter 2010. Operating results in the fourth quarter 2010 included an $10 million non-cash credit related to inventory market price recovery in the fourth quarter 2010, which offsets the $5 million inventory adjustments recorded in each of the second and third quarters of 2010 to adjust inventory to market value after the Emergence Date. Operating results for the third quarter 2010 also included a $35 million charge associated with a change in estimate related to a dispute that arose during that period over an environmental liability.

Intermediates and Derivatives Segment

2010 Versus 2009 — Market demand for PO and PO derivatives improved in 2010 as the recovery of the automotive industry from a particularly weak 2009 and planned and unplanned industry outages during 2010 resulted in tightened supply. Demand in the Intermediates market also returned to at or above pre-recession levels.

The I&D segment’s operating results for 2010 primarily reflected higher sales volumes across most products compared to 2009. The propylene oxide business benefited from planned and unplanned competitor downtime in the first half of 2010 as the market for durable goods end-uses strengthened. Operating results for the Successor periods reflected the impacts of fresh-start accounting, including a non-cash charge, in the second quarter 2010, to adjust inventory to market value that was offset by the benefit of lower depreciation and amortization expense related to the write-down of segment assets (see “Results of Operations — Cost of Sales”).

2009 Versus 2008 — While improving during the course of 2009, markets for PO and PO derivatives, ethylene derivatives and other intermediate chemical products generally experienced weaker demand in 2009 compared to 2008 particularly in durable goods markets.

The I&D segment operating results in 2009 primarily reflected the negative effects of lower sales volumes compared to 2008. As a result of LyondellBasell AF’s cost reduction program, fixed costs were significantly lower in 2009, partly offsetting the negative effects of the weak markets. Product margins were relatively stable. In response to lower PO demand, LyondellBasell AF temporarily idled two PO facilities in late 2008. In mid-May 2009, LyondellBasell AF restarted one of the idled PO facilities, which is located in Europe and is part of LyondellBasell AF’s joint venture with Bayer (see Note 12 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010). The second PO facility restarted in September 2009.

In the third quarter 2008, operating results were negatively impacted by lost production at certain U.S. Gulf Coast plants due to the effects of a hurricane.

The following table sets forth the Intermediates & Derivatives segment’s sales and other operating revenues, operating income, income from equity investments and selected product sales volumes.

	Successor	Predecessor
	May 1	January 1
	through	through	For the Twelve Months Ended
	December 31,	April 30,	December 31,
	2010	2010	2009	2008
Millions of dollars
Sales and other operating revenues	$3,754	$1,820	$3,778	$6,218
Operating income (loss)	512	157	250	(1,915)
Income (loss) from equity investments	2	(1)	(16)	(2)
Sales Volumes, in millions of pounds
PO and derivatives	2,248	1,134	2,695	2,997
EO and derivatives	614	358	1,063	1,387
Styrene	2,023	858	2,291	3,183
Acetyls	1,189	518	1,682	1,605
TBA intermediates	1,208	613	1,381	1,597

Revenues — Revenues for 2010 increased $1,796 million or, 48% compared to 2009, and revenues for 2009 decreased $2,440 million or, 39%, compared to revenues for 2008. The increase in revenue in 2010 compared to 2009 reflected increased demand in the current year leading to higher sales volumes and higher average sales prices across most products, particularly PO, BDO, PG, TBA, and styrene. The higher average product sales prices were responsible for a 28% revenue increase. Higher sales volumes, except in EO and EG, were responsible for the remaining 20% increase in revenues. EO and EG sales volumes were lower in 2010 due to planned and unplanned maintenance activities during the latter half of 2010.

The decrease in 2009 revenue compared to 2008 reflected the effect of lower product sales prices and net lower sale volumes, a trend which began in the latter part of 2008. Lower product sales prices, which include the unfavorable effects of changes in currency exchange rates as the U.S. dollar was stronger in relation to the Euro in 2009 compared to 2008 were responsible for a 23% decrease in revenues. The remaining 16% decrease in revenues was due to the lower sales volumes in 2009 compared to 2008.

Operating Income (Loss) — Operating results for 2010 for the I&D segment increased $419 million compared to 2009 and increased $2,165 for 2009 compared to 2008. Operating results for 2010 include an $8 million non-cash charge to adjust inventory at December 31, 2010 to market value, which was lower than the value at April 30, 2010 applied during fresh-start accounting. Lower depreciation and amortization expense of $104 million in 2010 compared to 2009 was primarily the result of our write-down of Property, plant and equipment associated with the revaluation of our assets in fresh-start accounting. The remaining increases in 2010 primarily reflected the favorable effect of significantly higher sales volumes for PO and PO derivatives, TBA and styrene. Lower product margins for styrene and TBA and derivatives more than offset higher product margins for acetyls, EO and EG.

Results in 2009 reflected lower fixed costs compared to 2008 as a result of LyondellBasell AF’s cost reduction program, and lower utility costs compared to 2008 due to lower natural gas prices. Product margins in 2009 were flat compared to 2008, as lower product prices were offset by lower raw material costs. Results in 2008 were impacted by charges of $1,992 million for impairment of goodwill related to the December 20, 2007 acquisition of Lyondell Chemical and inventory valuation adjustments of $65 million.

Fourth Quarter 2010 versus Third Quarter 2010 — The I&D segment had operating income of $196 million in the fourth quarter 2010 compared to $207 million in the third quarter 2010. Operating results in the fourth quarter 2010 included a non-cash benefit of $17 million related to inventory market price recovery in the fourth quarter 2010, which partially offsets the $25 million charge recorded in the second quarter 2010 to adjust inventory to market value after the Emergence Date. The segment’s underlying fourth quarter 2010 operating results reflect slightly lower product margins higher fixed costs. The lower product margins primarily reflected higher raw material and utility costs.

Refining and Oxyfuels Segment

2010 Versus 2009 — In 2010 compared to 2009, benchmark heavy crude refining margins averaged higher, primarily due to an increase in the differential between the cost of heavy and light crude oil.

Segment operating results in 2010 compared to 2009 primarily reflected higher benchmark refining margins and lower crude processing rates at the Houston refinery. Crude processing rates for the Houston refinery reflected the effects of a crude unit fire, sulfur recovery constraints and unplanned outages, while the Berre refinery crude processing rates were negatively affected by national strikes in France during the fourth quarter 2010. Oxyfuels results were lower in 2010. Operating results for the Successor period reflected the impacts of fresh-start accounting, including non-cash charges in the second and third quarters of 2010 to adjust inventory to market value, all of which was recovered in the fourth quarter 2010, and the benefit of lower depreciation and amortization expense related to the write-down of segment assets (see “Results of Operations — Cost of Sales”).

2009 Versus 2008 — Benchmark refining margins for 2009 were lower compared to the same period in 2008, generally reflecting the weaker global economy and consequent weaker demand for gasoline and distillate products, such as diesel and heating oil. The weaker demand resulted in lower prices for light crude oil, while OPEC-mandated production cuts resulted in lower supplies of heavy crude oil and lower price discounts relative to light crude oil. Both factors compressed the price differential between light and heavy crude oil. Benchmark margins for oxyfuels in 2009 were comparable to 2008.

Refining and Oxyfuels segment operating results in 2009 primarily reflected the effects of significantly lower U.S. refining margins compared to the same period in 2008. The operating results of the Berre refinery, which was acquired on April 1, 2008, reflected the weak distillate markets in 2009. Operating results in 2009 benefited from higher margins for oxygenated gasoline blending components and lower utility and fixed costs, but were negatively affected by outages of some of the Houston refinery’s sulfur recovery units during the second quarter 2009 and of a crude unit during the fourth quarter 2009. As a result of LyondellBasell AF’s cost reduction program, fixed costs were significantly lower in 2009 compared to 2008.

In 2008, operating results were negatively impacted by lost production at the Houston refinery due to the effects of a hurricane and a scheduled maintenance turnaround of one of the refinery’s crude trains and coker units during the third quarter 2008 that was delayed by an incident involving a contractor’s crane and an unplanned second quarter 2008 outage of a FCC unit.

The following table sets forth the Refining and Oxyfuels segment’s sales and other operating revenues, operating income and sales volumes for certain gasoline blending components for the applicable periods. In addition, the table shows market refining margins for the U.S. and Europe and MTBE margins in Northwest Europe (“NWE”). In the U.S., “WTI,” or West Texas Intermediate, is a light crude oil, while “Maya” is a heavy crude oil. In Europe, “Urals — 4-1-2-1” is a measure of West European refining margins.

	Successor	Predecessor
	May 1	January 1
	through	through	For the Twelve Months
	December 31,	April 30,	Ended December 31,
	2010	2010	2009	2008
Millions of dollars
Sales and other operating revenues	$10,321	$4,748	$12,078	$18,362
Operating income (loss)	241	(99)	(357)	(2,378)
Sales Volumes, in millions
Gasoline blending components — MTBE/ETBE (gallons)	625	266	831	1,018

Crude processing rates (thousands of barrels per day):
Houston Refining	223	263	244	222

Berre Refinery(1)	94	75	86	102

Market margins — $ per barrel
WTI — 2-1-1	8.98	7.50	6.98	12.37
WTI Maya	8.99	9.46	5.18	15.71

Total	17.97	16.96	12.16	28.08

Urals — 4-1-2-1	6.59	6.17	5.57	10.98

Market margins — cents per gallon
MTBE — NWE	33.9	50.2	67.9	51.9

(1)	Berre Refinery purchased April 1, 2008

Revenues — Revenues for the Refining and Oxyfuels segment increased $2,991 million, or 25%, in 2010 compared to 2009 and decreased $6,284 million, or 34%, from 2008 to 2009. Higher average sales prices at the Houston and Berre refineries in 2010 were responsible for a 30% increase in revenues compared to 2008. Lower crude processing rates in 2010 compared to 2009 decreased revenues by 5%. Crude processing rates for the Houston refinery were 3% lower, compared to 2009, as a result of a May 2010 crude unit fire and other planned and unplanned outages during 2010. Crude processing rates for the Berre refinery were 2% higher in 2010, compared to 2009, despite several planned and unplanned outages.

Lower average sales prices in 2009 were responsible for a 36% decrease in revenues compared to 2008, while higher sales volumes at the Houston refinery increased revenues by 2%. The decrease during 2009 was partially offset by the effect of a full year of operation of the Berre refinery, which was acquired April 1, 2008.

Operating Income (Loss) — Operating results increased $499 million in 2010, compared to 2009, and increased $2,021 million in 2009, compared to 2008. Operating results in 2010 were negatively impacted by a $21 million charge associated with a change in estimate related to a dispute that arose during the third quarter 2010 over an environmental indemnity, the impairment of assets related to the Berre refinery, and by a crude unit fire in May 2010 resulting in lost production and $14 million in cash costs. Operating results for 2009 included the benefit of $50 million from the settlement of hedging activity at the Houston refinery related to distillates. Lower depreciation and amortization expense of $269 million in 2010 compared to 2009 was primarily the result of the write-down of Property, plant and equipment associated with the revaluation of our assets in fresh-start accounting. Apart from the effects of the items listed above, increases in operating results for 2010 were primarily due to higher refining margins, especially at the Houston refinery, partially offset by lower product margins for oxyfuels. The decreased oxyfuels margins in 2010 are primarily due to the normalization of margins in 2010 compared to the exceptional margins achieved in 2009.

Operating results in 2009 were negatively affected by lower crude refining margins, partially offset by lower utility costs due to lower natural gas prices and lower fixed costs. The latter reflected LyondellBasell AF’s cost reduction program. The lower refining margins were primarily attributable to U.S. refining markets, although margins were lower for both the Houston and Berre refineries. In 2008, operating results were negatively impacted by scheduled maintenance turnarounds of crude and coker units and the related July 2008 crane incident at the Houston refinery, as well as by operating disruptions related to Hurricane Ike by an estimated $205 million. In addition to the turnaround and hurricane effects, operating results were negatively affected by an estimated $220 million as a result of lost production due to unplanned maintenance at the Houston refinery’s FCC and other operating units. Operating results were also negatively impacted by impairment charges against goodwill of $2,305 million and other assets of $218 million and inventory valuation adjustments of $442 million.

Fourth Quarter 2010 Versus Third Quarter 2010 — The Refining and Oxyfuels segment had operating income of $144 million in the fourth quarter 2010 compared to $83 million in the third quarter 2010. Operating results in the fourth quarter 2010 reflect the non-cash benefit of $132 million related to inventory market price recovery, which offsets the lower of cost or market charges recorded in the second and third quarters of 2010 of $132 million and $1 million, respectively, and the impairment of assets related to the Berre refinery. Third quarter 2010 operating results include the $21 million charge associated with a change in estimate related to a dispute over an environmental indemnity. The underlying operating results of the Refining and Oxyfuels business segment decreased in the fourth quarter 2010 primarily due to lower overall sales volumes, partially offset by higher refining margins at both the Houston and Berre refineries. Crude processing rates for the Houston refinery were 11% lower compared to the third quarter 2010, reflecting the effect of unplanned outages during the fourth quarter, while crude processing rates in the fourth quarter 2010 for the Berre refinery were only slightly lower compared to the third quarter 2010. Refining margins during the fourth quarter reflected the effect of higher average sales prices resulting from, in the case of the Berre refinery, the disruption due to the national strikes in France. Normal seasonal declines affected oxyfuels product margins and sales volumes during the fourth quarter 2010. The seasonal decline in margins was steeper than usual as the price of feedstocks, butane and ethanol, rose rapidly due to cold weather and a poor grain harvest, respectively.

Technology Segment

2010 Versus 2009 — The Technology segment results in 2010 were negatively impacted by lower licensing revenue, reflecting a slowdown in new polyolefin projects as a consequence of the economic crisis beginning late in the fourth quarter 2008. Higher sales volumes for catalysts partially offset the results for process licenses. The negative effect of a strengthening U.S. dollar versus the Euro in 2010 also negatively impacted the Technology segment’s 2010 results.

2009 Versus 2008 — Technology segment results for 2009 were primarily affected by lower license revenue, reflecting weaker global markets compared to 2008. The segment results also reflected the negative effects of changes in currency exchange rates as the U.S. dollar strengthened versus the Euro. The 2009 results benefited from lower R&D expense, reflecting LyondellBasell AF’s cost reduction program and a government subsidy, and the effects of higher catalyst sales volumes.

The following table sets forth the Technology segment’s sales and other operating revenues and operating income.

	Successor	Predecessor
	May 1	January 1
	through	through	For the Twelve Months Ended
	December 31,	April 30,	December 31,
	2010	2010	2009	2008
Millions of dollars
Sales and other operating revenues	$365	$145	$543	$583
Operating income	69	39	210	202

Revenues — Revenues for 2010 decreased $33 million, or 6% compared to 2009 and decreased $40 million, or 7% from 2008 to 2009. Lower process license revenue in 2010 and 2009 was responsible for decreases in revenues of 15% and 7%, respectively. Higher catalyst sales volumes increased revenues by 9% and 5%, respectively. However, lower average sales prices for catalysts in 2009 compared to 2008 decreased revenues by 5%, offsetting the effect of the higher sales volumes. In addition, currency exchange rates had an unfavorable effect on operating income of non-U.S. operations as the U.S. dollar strengthened versus the Euro in both periods.

Operating Income — Operating income for 2010 for the Technology segment decreased $102 million compared to 2009 and increased $8 million from 2008 to 2009. Operating income for 2010 was negatively affected by an $8 million charge associated with a change in estimate related to a dispute that arose during the third quarter 2010 over an environmental indemnity and by a $17 million charge related to the sale, in 2010, of higher cost inventory. The remaining decrease in operating income in 2010 compared to 2009 was the result of lower licensing revenue, and to a lesser extent, the negative effects of a strengthening U.S. dollar versus the Euro in 2010 compared to 2009. These decreases in 2010 operating results were only partly offset by the effect of increased catalyst sales volumes in 2010. Operating income in 2009 also included the benefit of a government subsidy recognized as a reduction of R&D expense.

The $8 million increase in operating income in 2009, compared to 2008, was primarily the result of higher catalysts sales volumes, partly offset by an unfavorable effect from changes in currency exchange rates. Currency exchange rates had an unfavorable effect on operating income as the U.S. dollar strengthened versus the Euro in 2009 compared to 2008.

Fourth Quarter 2010 versus Third Quarter 2010 — The Technology segment had operating income of $8 million in the fourth quarter 2010 compared to $38 million in the third quarter 2010. Apart from a fourth quarter 2010 charge of $17 million related to the sale of higher cost inventory during the year and an $8 million charge related to a dispute over environmental liability, operating results in the fourth quarter 2010 reflected lower licensing income and the effect of lower sales volumes for catalysts, compared to the third quarter 2010.

FINANCIAL CONDITION

Operating, investing and financing activities of continuing operations, which are discussed below, are presented in the following table:

	Successor	Predecessor
	May 1	January 1
	through	through	For the Twelve Months Ended
	December 31,	April 30,	December 31,
	2010	2010	2009	2008
Millions of dollars
Source (use) of cash:
Operating activities	$2,957	$(936)	$(787)	$1,090
Investing activities	(312)	(213)	(611)	(1,884)
Financing activities	(1,194)	3,315	1,101	1,083

Operating Activities — Cash provided in the combined Successor and Predecessor periods of 2010 primarily reflected an increase in earnings offset by payments for reorganization items, claims under the Plan of Reorganization, and certain annual payments relating to sales rebates, employee bonuses, property taxes and insurance premiums. The use of cash in 2009 primarily reflected a $573 million increase in cash used by the main components of working capital — accounts receivable and inventory, net of accounts payable — and $329 million of vendor prepayments that were required by certain third parties as a result of LyondellBasell AF’s chapter 11 filing.

In 2010, the main components of working capital — accounts receivable and inventory, net of accounts payable used cash of $456 million compared to $573 million in 2009. The increase in these components of working capital during 2010 reflected a $702 million increase in accounts receivable due to higher average sales prices and higher sales volumes and a $395 million increase in inventory, partially offset by a $641 million increase in accounts payable due to the higher costs and volumes of feedstocks, and more favorable payment terms.

Changes in the main components of working capital used cash of $573 million in 2009 and provided cash of $747 million in 2008. The increase in cash used by the main components of working capital in 2009 primarily reflected a $503 million repayment that was required in connection with the termination of an accounts receivable securitization program in early 2009. Operationally, cash used by the main components of working capital increased by only $70 million, despite the effect of rising prices during 2009, as the Company focused on reducing working capital levels.

In 2008, the $747 million of cash provided by the main components of working capital primarily reflected the effects of declining crude oil prices on sales prices and the value of inventory; the disruptive effects of Hurricane Ike on the Company’s Gulf Coast operations; and the planned and unplanned outages related to a turnaround at the Houston Refinery. Other factors impacting the main components of working capital included a general tightening of credit in the industry and the delay, in December 2008 of certain payments.

Investing Activities — Cash used in investing activities in 2010 included $692 million of capital expenditures, partially offset by proceeds of $154 million from the sale of our F&F business in December 2010 and $12 million in proceeds from a money market fund that had suspended rights to redemption in 2008, as described below.

The cash used in 2009 primarily included $779 million of capital expenditures, partially offset by proceeds of $120 million from insurance claims, $20 million from sales of assets, and $23 million from a net reduction of short-term investments. The cash provided by insurance claims related to damages sustained in 2005 at the polymers plant in Münchsmünster, Germany.

The cash used in 2008 was primarily related to business acquisitions and capital expenditures, partially offset by proceeds from the sales of assets and insurance claims related to the polymers plant in Münchsmünster, Germany. Acquisitions in 2008 included the April 2008 acquisition of the Shell oil refinery, inventory and associated infrastructure and businesses at our Berre Refinery for a purchase price of $927 million, including final adjustment for working capital and the February 2008 acquisition of Solvay Engineered Polymers, Inc., a leading supplier of polypropylene compounds in North America, for $134 million (see Note 5 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010). Asset sales included the September 2008 sale of the TDI business for proceeds of €77 million ($113 million) and the July 2008 sale of a Canadian plant for proceeds of $18 million. As a result of financial difficulties experienced by major financial institutions beginning in the latter part of 2008, LyondellBasell AF received notice that rights of redemption had been suspended with respect to a money market fund in which LyondellBasell AF had invested approximately $174 million. LyondellBasell AF subsequently redeemed a total of $172 million, including $137 million in 2008, $23 million in 2009 and $12 million in January 2010.

The following table summarizes capital expenditures for the periods presented:

		Successor	Predecessor
		May 1	January 1	Twelve Months
		through	through	Ended
	Plan	December 31,	April 30,	December 31,
	2011	2010	2010	2009	2008
Millions of dollars
Capital expenditures by segment:
O&P — Americas	$361	$146	$52	$142	$201
O&P — EAI	286	105	102	411	509
I&D	122	77	8	23	66
Refining and Oxyfuels	345	108	49	167	196
Technology	38	19	12	32	33
Other	15	12	3	6	24

Total capital expenditures by segment	1,167	467	226	781	1,029
Less:
Contributions to PO Joint Ventures	3	1	—	2	29

Consolidated capital expenditures of continuing operations	$1,164	$466	$226	$779	$1,000

The capital expenditures presented in the table above exclude costs of major periodic maintenance and repair activities, including turnarounds and catalyst recharges of $74 million in the first quarter 2010 and $71 million, $39 million and $164 million in the Predecessor periods of 2010, 2009 and 2008, respectively.

Financing Activities — The two month Successor period ending June 30, 2010 reflects a net increase in borrowings of $132 million under our European Securitization facility and a $2 million payment related to a previous factoring facility in France. The cash used in the Successor period primarily reflects the repayment of debt in the fourth quarter of 2010. In December 2010, we redeemed $225 million and €37.5 million ($50 million) of our 8% Senior Secured Notes due 2017, comprising 10% of the outstanding senior secured dollar notes and senior secured Euro notes, respectively. In conjunction with the redemption of the notes, we paid premiums totaling $8 million. Also in 2010, we repaid $495 million of the Senior Term Loan Facility, including a mandatory quarterly amortization payment of $1 million and a prepayment, at par, of $494 million in December 2010.

Since the Emergence Date, we made net payments totaling $398 million under the European Securitization Facility, which includes the entire outstanding balance in October 2010. We also made net payments of $14 million under our accounts receivable factoring facility during the Successor period.

As part of our emergence from bankruptcy, we received gross proceeds of $2,800 million on April 30, 2010 in connection with the issuance of shares in a rights offering and paid $86 million of fees, including $70 million of fees to equity backstop providers. On April 30, 2010 we also received net proceeds of $3,242 million from the issuance of new debt by our subsidiary, Lyondell Chemical, including Senior Secured Notes in the amounts of $2,250 million and €375 million ($497 million) and from proceeds of the Senior Term Loan facility of $495 million. Proceeds from the rights offering and the Senior Notes, along with borrowings under the Senior Term Loan Facility and the amended and restated European Securitization, were used to repay outstanding amounts of $2,167 million under the DIP New Money Term Loan, $985 million under the DIP ABL Facility and to pay a $195 million exit fee required under the DIP financing. We also paid fees totaling $92 million in connection with our new U.S. ABL Facility and amended and restated European Securitization facility. Predecessor debt classified as Liabilities subject to compromise immediately prior to emergence from bankruptcy was discharged pursuant to the Plan of Reorganization (see Note 4 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010).

Apart from the payments reflected above, during the 2010 Predecessor period, we repaid a $5 million Argentinean loan; made a $12 million mandatory quarterly amortization payment of the Dutch Tranche A Dollar Term Loan, $3 million of which was related to the DIP Roll-Up Loans; and made payments of $8 million on the French Factoring Facility. In addition, we made payments totaling $13 million related to the extension of the DIP financing. We also had a net increase in borrowings of $47 million under the European Securitization facility in the 2010 Predecessor period.

In 2009, LyondellBasell AF borrowed $2,167 million under a DIP financing arrangement, receiving net proceeds of $2,089 million and subsequently paid additional bank fees of $97 million. In addition, LyondellBasell AF paid fees of $93 million related to the issuance of the DIP ABL facility, and at December 31, 2009 had $325 million of net borrowings outstanding under this facility.

The chapter 11 filing in 2009 constituted a termination event under the asset-based credit facilities in the U.S., and LyondellBasell AF used $880 million of the net proceeds under the DIP financing arrangement to repay $766 million and $114 million outstanding under the previous inventory-based credit facility and the North American accounts receivable securitization program, respectively. As noted under Operating Activities, LyondellBasell AF also used $503 million to repurchase outstanding accounts receivable sold under its previous $1,150 million receivables securitization facility. In addition, LyondellBasell AF repaid a $100 million demand note related to emergency postpetition funding. In 2009, LyondellBasell AF made net repayments totaling $201 million under its European receivables securitization program, which was amended and restated in March 2009. LyondellBasell AF repaid $45 million (70 million Australian dollars) outstanding under an Australian term loan and $11 million of other loans, including $6 million outstanding under an Argentinean bank loan, and made mandatory quarterly amortization payments of the Dutch Tranche A Dollar Term Loan totaling $24 million, $6 million of which was related to the DIP financing.

A non-debtor subsidiary of LyondellBasell AF entered into an accounts receivable factoring agreement in 2009 under which it received $24 million of proceeds. See the “Accounts Receivable Factoring Agreement” section in “Liquidity and Capital Resources.” Also in 2009, LyondellBasell AF received $18 million of proceeds from an Argentinean bank loan and borrowed $17 million related to a letter of credit presented for payment under the prepetition senior secured revolving credit facility.

LyondellBasell AF had an additional $21 million of cash used by financing activities, primarily related to the effects of bank overdrafts.

The cash provided in 2008 primarily reflected net $1,510 million borrowed under LyondellBasell AF’s credit facilities offset by $384 million of long-term debt repayments. The borrowings were used to fund the business acquisitions described in the “Investing Activities” section above.

Liquidity and Capital Resources — As of December 31, 2010, we had cash on hand of $4,222 million. In addition, we had total unused availability under our credit facilities of $1,883 million at December 31, 2010, which included the following:

•	$1,380 million under our $1,750 million U.S. ABL facility, which matures in 2014. Availability under the U.S. ABL facility is subject to a borrowing base of $1,750 million at December 31, 2010, and is reduced to the extent of outstanding borrowings and outstanding letters of credit provided under the facility. At December 31, 2010, we had $370 million of outstanding letters of credit and no outstanding borrowings under the facility.

•	€368 million and $16 million (totaling approximately $503 million) under our €450 million European receivables securitization facility. Availability under the European receivables securitization facility is subject to a borrowing base comprising €368 million and $16 million in effect as of December 31, 2010. There were no outstanding borrowings under this facility at December 31, 2010.

In October 2010, we provided the lenders under our accounts receivable factoring facility with notice of our intent to terminate the agreement. The facility was repaid in full in November 2010 and terminated.

At December 31, 2010, we had total short-term and long-term debt, including current maturities, of $6,082 million. At December 31, 2010, our $4 million of current maturities of long-term debt comprises various non-U.S. loans.

Receivables securitization — On May 4, 2010, we amended and restated an existing securitization agreement under which two of our non-U.S. subsidiaries may sell, subject to a borrowing base, up to €450 million in trade receivables. Transfers of accounts receivable under this three-year program do not qualify as sales; therefore, the transferred accounts receivable and the proceeds received through such transfers are included in trade receivables, net, and short-term debt in the consolidated balance sheets. There were no borrowings under this facility as of December 31, 2010.

Contractual and Other Obligations — The following table summarizes, as of December 31, 2010, our minimum payments for long-term debt, including current maturities, short-term debt, and contractual and other obligations for the next five years and thereafter.

		Payments Due By Period
	Total	2011	2012	2013	2014	2015	Thereafter
Millions of dollars

Total debt	$6,082	$46	$10	$1	$—	$1	$6,024
Interest on total debt	4,460	609	608	608	589	579	1,467
Pension benefits:
PBO	2,933	161	166	236	186	205	1,979
Assets	(1,760)	—	—	—	—	—	(1,760)

Funded status	1,173
Other postretirement benefits	332	22	22	23	23	24	218
Advances from customers	101	12	17	16	12	12	32
Other	605	112	93	71	35	33	261
Deferred income taxes	656	122	119	107	97	87	124
Other obligations:
Purchase obligations:
Take-or-pay contracts	15,223	2,400	2,352	2,328	2,357	1,910	3,876
Other contracts	41,593	13,484	6,325	5,612	5,405	4,767	6,000
Operating leases	1,687	278	232	211	185	152	629

Total	$71,912	$17,246	$9,944	$9,213	$8,889	$7,770	$18,850

Total Debt — Total debt includes our 8% U.S. dollar and Euro Senior Secured Notes due 2017, Senior Secured Term Loan Facility due 2016, 11% Senior Secured Notes due 2018, 8.1% guaranteed notes due 2027 (the “2027 Notes”) and various non-U.S. loans. See Note 15 for a discussion of covenant requirements under the credit facilities and indentures and additional information regarding our debt facilities.

Interest — Our debt and related party debt agreements contain provisions for the payment of monthly, quarterly or semi-annual interest at a stated rate of interest over the term of the debt.

Pension Benefits — We maintain several defined benefit pension plans, as described in Note 18 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010. At December 31, 2010, the projected benefit obligation for our pension plans exceeded the fair value of plan assets by $1,173 million. Subject to future actuarial gains and losses, as well as actual asset earnings, we, together with our consolidated subsidiaries, will be required to fund the $1,173 million, with interest, in future years. We contributed $99 million to our pension plans in 2010 and LyondellBasell AF made contributions to the plans of $52 million in 2009 and $80 million in 2008. In January 2011, we contributed $155 million of the approximately $287 million of required contributions that we expect to make to our pension plans in 2011. Estimates of pension benefit payments through 2015 are included in the table above.

Other Postretirement Benefits — We provide other postretirement benefits, primarily medical benefits to eligible participants, as described in Note 18 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010. We pay other unfunded postretirement benefits as incurred. Estimates of other postretirement benefit payments through 2015 are included in the table above.

Advances from Customers — We are obligated to deliver product, primarily at cost-based prices, in connection with long-term sales agreements under which our Predecessor received advances from customers in prior years. These advances are treated as deferred revenue and will be amortized to earnings as product is delivered over the remaining terms of the respective contracts, which primarily range from 4 to 8 years. The unamortized long-term portion of such advances totaled $101 million as of December 31, 2010.

Other — Other primarily consists of accruals for environmental remediation costs, obligations under deferred compensation arrangements, and anticipated asset retirement obligations. See “Critical Accounting Policies” below for a discussion of obligations for environmental remediation costs.

Deferred Income Taxes — The scheduled settlement of the deferred tax liabilities shown in the table is based on the scheduled reversal of the underlying temporary differences. Actual cash tax payments will vary depending upon future taxable income.

Purchase Obligations — We are party to various obligations to purchase products and services, principally for raw materials, utilities and industrial gases. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. The commitments are segregated into take-or-pay contracts and other contracts. Under the take-or-pay contracts, we are obligated to make minimum payments whether or not we take the product or service. Other contracts include contracts that specify minimum quantities; however, in the event that we do not take the contractual minimum, we are only obligated for any resulting economic loss suffered by the vendor. The payments shown for the other contracts assume that minimum quantities are purchased. For contracts with variable pricing terms, the minimum payments reflect the contract price at December 31, 2010.

Operating Leases — We lease various facilities and equipment under noncancelable lease arrangements for various periods. See Note 16 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010 for related lease disclosures.

RELATED PARTY TRANSACTIONS

We have related party transactions with certain of our major shareholders and their affiliates and our joint venture partners. We believe that such transactions are effected on terms substantially no more or less favorable than those that would have been agreed upon by unrelated parties on an arm’s length basis.

LyondellBasell AF had related party transactions with its equity investees and its affiliates as well as a member of its Board of Directors (see Note 7 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010). In addition, prior to the Emergence Date, LyondellBasell AF had related party transactions with Access Industries.

CRITICAL ACCOUNTING POLICIES

Management applies those accounting policies that it believes best reflect the underlying business and economic events, consistent with accounting principles generally accepted in the U.S. (see Note 2 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010). Our more critical accounting policies include those related to the valuation of inventory, long-lived assets, the valuation of goodwill, accruals for long-term employee benefit costs such as pension and other postretirement costs, liabilities for anticipated expenditures to comply with environmental regulations, and accruals for taxes based on income. Inherent in such policies are certain key assumptions and estimates made by management. Management periodically updates its estimates used in the preparation of the financial statements based on its latest assessment of the current and projected business and general economic environment. Changes to these critical accounting policies have been reviewed with LyondellBasell N.V.’s Supervisory Board.

Inventory — LyondellBasell N.V. adopted the LIFO method of accounting for inventory upon implementation of fresh-start accounting. In conjunction with the implementation of fresh-start accounting on April 30, 2010, the Company recorded its inventory, which is primarily crude-oil derived, at fair value. The resulting increase in inventory was primarily in the U.S. and was largely driven by the price of crude oil. The per barrel benchmark price of WTI crude oil at April 30, 2010 had increased to $86.15. The price of crude oil is subject to many factors, including changes in economic conditions. The fluctuation in the price of crude oil from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent periods as market prices recover. Accordingly, our cost of sales and results of operations may be affected by such fluctuations.

Following the revaluation of our inventory on April 30, 2010, the per barrel benchmark price of WTI crude oil declined to $75.63 on June 30, 2010, resulting in a $333 million lower of cost or market adjustment primarily to the Company’s raw materials and finished goods inventory and associated increase in cost of sales for the period from May 1 through June 30, 2010. In the third quarter 2010, as a result of lower market prices for certain of the

Company’s finished goods inventory, the Company recorded a non-cash charge of $32 million to adjust the value to the lower of cost or market. The recovery of the market price of crude oil in the fourth quarter of 2010, resulted in a non-cash credit of $323 million to earnings.

Long-Lived Assets — With respect to long-lived assets, key assumptions included the estimates of the asset fair values and useful lives at the Emergence Date and the recoverability of carrying values of fixed assets and other intangible assets, as well as the existence of any obligations associated with the retirement of fixed assets. Such estimates could be significantly modified and/or the carrying values of the assets could be impaired by such factors as new technological developments, new chemical industry entrants with significant raw material or other cost advantages, uncertainties associated with the European, U.S. and world economies, the cyclical nature of the chemical and refining industries, and uncertainties associated with governmental actions, whether regulatory or, in the case of Houston refinery, with respect to its crude oil contract.

Earnings in the 2010 Successor period included a pretax charge of $28 million primarily related to impairment of the carrying value of capital additions at our Berre refinery following an analysis of its discounted cash flow projections.

Predecessor earnings for 2009 included pretax impairment charges of $17 million, primarily related to the impairment of LyondellBasell AF’s emissions allowances that are subject to reallocation to other industry participants under a proposed regulation by the Texas Commission on Environmental Quality. As part of its reorganization, LyondellBasell AF also recognized charges totaling $679 million, including $624 million for the write off of the carrying value and related assets of its Chocolate Bayou olefins facility near Alvin, Texas and $55 million for the write off of its ethylene glycol facility in Beaumont, Texas.

Predecessor earnings for 2008 included a $218 million pretax charge for impairment of the carrying value of the assets related to LyondellBasell AF’s Berre Refinery. Also in 2008, LyondellBasell AF recognized a $7 million charge for impairment of its ethylene glycol facility in Beaumont, Texas.

For purposes of recognition and measurement of the above-noted impairments, long-lived assets were grouped with other assets and liabilities at the lowest level for which identifiable cash flows were largely independent of the cash flows of other assets and liabilities.

The estimated useful lives of long-lived assets range from 3 to 30 years. Depreciation and amortization of these assets, including amortization of deferred turnaround costs, under the straight-line method over their estimated useful lives totaled $1,123 million in 2010, including $558 million in the Successor period. Based upon the estimated fair values and re-assessed useful lives at the Emergence Date, depreciation and amortization would be approximately $850 million per year. If the useful lives of the assets were found to be shorter than originally estimated, depreciation and amortization charges would be accelerated over the revised useful life.

Goodwill — Goodwill of $595 million at December 31, 2010 represents the tax effect of the differences between the tax and book bases of the Company’s assets and liabilities resulting from the Company’s revaluation of those assets and liabilities to fair value in connection with the Company’s emergence from bankruptcy and adoption of fresh-start accounting. LyondellBasell N.V. evaluates the carrying value of goodwill annually or more frequently if events or changes in circumstances indicate that the carrying amount may exceed fair value. Recoverability is determined by comparing the estimated fair value of the reporting unit to which the goodwill applies to the carrying value, including goodwill, of that reporting unit.

The recoverability of LyondellBasell N.V.’s goodwill is dependent upon the future operating results associated with its reporting units, which could change significantly based upon business performance or other factors.

Long-Term Employee Benefit Costs — The costs to LyondellBasell N.V. of long-term employee benefits, particularly pension and other postretirement medical and life insurance benefits, are incurred over long periods of time, and involve many uncertainties over those periods. The net periodic benefit cost attributable to current periods is based on several assumptions about such future uncertainties, and is sensitive to changes in those assumptions. It is management’s responsibility, often with the assistance of independent experts, to select assumptions that in its judgment represent its best estimates of the future effects of those uncertainties. It also is management’s responsibility to review those assumptions periodically to reflect changes in economic or other factors that affect those assumptions.

The current benefit service costs, as well as the existing liabilities, for pensions and other postretirement benefits are measured on a discounted present value basis. The discount rate is a current rate, related to the rate at which the liabilities could be settled. LyondellBasell N.V.’s assumed discount rate is based on published average rates for high-quality (Aa rating) ten-year fixed income securities. For the purpose of measuring the benefit obligations at December 31, 2010, LyondellBasell N.V. used a discount rate of 5.25% for most U.S. plans while a rate of 5.0% was used for certain U.S. plans to reflect the different terms of the related benefit obligations. The discount rate used to measure obligations for non-U.S. plans at December 31, 2010 was 4.97%, reflecting market interest rates. The discount rates in effect at December 31, 2010 will be used to measure net periodic benefit cost during 2011.

The benefit obligation and the periodic cost of other postretirement medical benefits also are measured based on assumed rates of future increase in the per capita cost of covered health care benefits. As of December 31, 2010, the assumed rate of increase for our U.S. plans was 9.1%, decreasing to 5% in 2026 and thereafter. The assumed rate of increase for our Canadian plans, as of December 31, 2010, was 8.5%, decreasing to 5% in 2018 and thereafter. A one percentage point change in the health care cost trend rate assumption would have no significant effect on either the benefit liability or the net periodic cost, due to limits on LyondellBasell N.V.’s maximum contribution level under the medical plan.

The net periodic cost of pension benefits included in expense also is affected by the expected long-term rate of return on plan assets assumption. Investment returns that are recognized currently in net income represent the expected long-term rate of return on plan assets applied to a market-related value of plan assets which, for LyondellBasell N.V., is defined as the market value of assets. The expected rate of return on plan assets is a longer term rate, and is expected to change less frequently than the current assumed discount rate, reflecting long-term market expectations, rather than current fluctuations in market conditions.

The weighted average expected long-term rate of return on U.S. and non-U.S. plan assets of 8% and 6.24%, respectively, is based on the average level of earnings that its independent pension investment advisor had advised could be expected to be earned over time. The expectation is based on an asset allocation that varies by region. The asset allocations are summarized in Note 18 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010. The actual returns in 2010 for U.S. and non- U.S. plan assets were 15.6% and 8.4%, respectively.

The actual rate of return on plan assets may differ from the expected rate due to the volatility normally experienced in capital markets. Management’s goal is to manage the investments over the long term to achieve optimal returns with an acceptable level of risk and volatility.

Net periodic pension cost recognized each year includes the expected asset earnings, rather than the actual earnings or loss. This unrecognized amount, to the extent it exceeds 10% of the projected benefit obligation for the respective plan, is recognized as additional net periodic benefit cost over the average remaining service period of the participants in each plan.

In May 2010, LyondellBasell N.V. resumed matching contributions under its defined contribution plans (the 401(k) Employee Savings Plans). LyondellBasell AF had temporarily suspended its matching contributions under the Company’s defined contribution plans beginning in March 2009 as a result of the bankruptcy.

Additional information on the key assumptions underlying these benefit costs appears in Note 18 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010.

Liabilities for Environmental Remediation Costs — Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated. Only ongoing operating and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable, are not included in these liabilities.

As of December 31, 2010, LyondellBasell N.V.’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $107 million. The liabilities for individual sites range from less than $1 million to $37 million, and remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, it is reasonably possible that losses in excess of the liabilities recorded for environmental remediation may have been incurred. However, we cannot estimate any amount or range of such possible additional losses. New information about sites, new technology or future developments such as involvement in investigations by regulatory agencies, could require LyondellBasell N.V. to reassess potential exposure related to environmental matters. See Note 21 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010 for further discussion of environmental remediation matters.

Accruals for Taxes Based on Income — The determination of our provision for income taxes and the calculation of our tax benefits and liabilities is subject to management’s estimates and judgments due to the complexity of the tax laws and regulations in the tax jurisdictions in which we operate. Uncertainties exist with respect to interpretation of these complex laws and regulations.

Deferred tax assets and liabilities are determined based on temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

We recognize future tax benefits to the extent that the realization of these benefits is more likely than not. Our current provision for income taxes was impacted significantly by the initial recognition of valuation allowances related to net deferred assets in certain non-U.S. jurisdictions. Further changes to these valuation allowances may impact our future provision for income taxes, which will include no tax benefit with respect to losses incurred and no tax expense with respect to income generated in these countries until the respective valuation allowance is eliminated.

For further information related to our income taxes, see Note 20 to the Consolidated Financial Statements of LyondellBasell N.V. for the year ended December 31, 2010. See Note 24 to LyondellBasell AF’s Consolidated Financial Statements for the year ended December 31, 2009 for further information related to income taxes in the predecessor periods.

Accounting and Reporting Changes

For a discussion of the potential impact of new accounting pronouncements on our consolidated financial statements, see Note 2 to LyondellBasell N.V.’s Consolidated Financial Statements for the year ended December 31, 2010.